UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LUXURBAN HOTELS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LUXURBAN HOTELS INC.
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

NOTICE OF SPECIAL MEETING

TO BE HELD ON NOVEMBER 12, 2024

TO THE STOCKHOLDERS OF LUXURBAN HOTELS INC.:

You are cordially invited to attend the Special Meeting (the “Special Meeting”) of LuxUrban Hotels Inc. (the “Company,” “we,” “us” or “our”) to be held at 12:00 p.m. Eastern Time on November 12, 2024 virtually, at https://www.cstproxy.com/luxurbanhotels/sm2024, for the sole purpose of considering and voting upon the following proposals:

●	a proposal (“Reverse Stock Split Proposal”) to amend our Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split (the “Reverse Stock Split”) of our outstanding common stock by a ratio of not less than one-for-thirty and not more than one-for-seventy, with the exact number to be set at a whole number within this range to be determined by our board of directors, in consultation with the Company’s investment banking advisors, in its sole discretion and to authorize our board of directors to implement the reverse stock split by filing an amendment to our Charter;

●	a proposal (“Nasdaq Compliance Proposal”) to approve, for purposes of complying with Nasdaq Stock Market LLC Listing Rule 5635, the issuance of shares of our common stock upon (a) conversion of our 2024 Notes (as defined herein) and (b) exercise of our 2024 Note Warrants (as defined herein), in excess of the 19.99% share limitation contained in such securities; and

●	a proposal to adjourn the Special Meeting to a later date or dates, if the Company determines that additional time is necessary to seek stockholder approval of the Reverse Stock Split Proposal or Nasdaq Compliance Proposal (the “Adjournment Proposal”).

The Reverse Stock Split Proposal, the Nasdaq Compliance Proposal, and the Adjournment Proposal are more fully described in the accompanying proxy statement.

The Special Meeting will be a virtual meeting. You will be able to attend and participate in the Special Meeting online by visiting https://www.cstproxy.com/luxurbanhotels/sm2024. Please see “Questions and Answers about the Special Meeting — How do I attend the Special Meeting?” for more information.

The Company’s Board has fixed the close of business on October 3, 2024 as the date for determining the Company’s stockholders entitled to receive notice of and vote at the Special Meeting and any adjournment thereof. Only holders of record of the Company’s shares of common stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment thereof. As of the record date, there were 151,854,265 shares of common stock outstanding. A complete list of stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the Company’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration of all relevant factors, the Company’s Board has determined that the proposals to be presented at the Special Meeting are fair to and in the best interests of the Company and its stockholders, and has declared it advisable and recommends that you vote or give instruction to vote “FOR” the Reverse Stock Split Proposal, “FOR” the Nasdaq Compliance Proposal, and “FOR” the Adjournment Proposal, if presented.

Enclosed is the proxy statement containing detailed information concerning the proposals. Whether or not you plan to attend the Special Meeting, the Company urges you to read this material carefully and vote your shares.

Thank you for your attention to this matter.

October 29, 2024	By Order of the Board of Directors

/s/ Elan Blutinger
Elan Blutinger Non-Executive Chairman of the Board

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting. If you are a stockholder of record, you may also cast your vote virtually at the Special Meeting by submitting a ballot via the live webcast. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the Special Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Reverse Stock Split Proposal and the Nasdaq Compliance Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on November 12, 2024: This notice of meeting and the accompany proxy statement are available at https://www.cstproxy.com/luxurbanhotels/sm2024.

LUXURBAN HOTELS INC.
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

TO THE STOCKHOLDERS OF LUXURBAN HOTELS INC.

SPECIAL MEETING

TO BE HELD ON NOVEMBER 12, 2024

PROXY STATEMENT

This proxy statement and the accompanying form of proxy is furnished to stockholders of LuxUrban Hotels Inc. (the “Company,” “we,” “us” or “our”) in connection with the solicitation of proxies by the Company’s board of directors (the “Board”) for use in voting at the Company’s Special Meeting (the “Special Meeting”) to be held at 12:00 p.m. Eastern Time on November 12, 2024, virtually, at https://www.cstproxy.com/luxurbanhotels/sm2024, for the sole purpose of considering and voting upon the following proposals:

●	a proposal (“Reverse Stock Split Proposal”) to amend our Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split (the “Reverse Stock Split”) of our outstanding common stock by a ratio of not less than one-for-thirty and not more than one-for-seventy, with the exact number to be set at a whole number within this range to be determined by our board of directors in its sole discretion and to authorize our board of directors to implement the reverse stock split by filing an amendment to our Charter (the “Reverse Stock Split”);

●	a proposal (“Nasdaq Compliance Proposal”) to approve, for purposes of complying with Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5635, the issuance of shares of our common stock upon (a) conversion of our 2024 Notes (as defined herein) and (b) exercise of our 2024 Note Warrants (as defined herein), in excess of the 19.99% outstanding shares limitation contained in such securities; and

●	a proposal to adjourn the Special Meeting to a later date or dates, if the Company determines that additional time is necessary to seek stockholder approval of the Reverse Stock Split Proposal or Nasdaq Compliance Proposal (the “Adjournment Proposal”).

The Reverse Stock Split Proposal, the Nasdaq Compliance Proposal, and the Adjournment Proposal are more fully described in this proxy statement.

The Special Meeting will be a virtual meeting. You will be able to attend and participate in the Special Meeting online by visiting https://www.cstproxy.com/luxurbanhotels/sm2024. Please see “Questions and Answers about the Special Meeting — How do I attend the Special Meeting?” for more information.

The Board has fixed the close of business on October 3, 2024 as the date for determining the Company’s stockholders entitled to receive notice of and vote at the Special Meeting and any adjournment thereof. Only holders of record of the Company’s shares of common stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment thereof. As of the record date, there are 151,854,265 shares of common stock outstanding. A complete list of stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the Company’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration of all relevant factors, the Company’s Board has determined that the proposals to be presented at the Special Meeting are fair to and in the best interests of the Company and its stockholders, and has declared it advisable and recommends that you vote or give instruction to vote “FOR” the Reverse Stock Split Proposal, “FOR” the Nasdaq Compliance Proposal, and “FOR” the Adjournment Proposal, if presented.

This proxy statement contains important information about the Special Meeting and the proposals described herein. Please read it carefully and vote your shares.

This proxy statement is dated October 29, 2024, and is first being mailed to stockholders on or about that date.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss. They do not contain all of the information that may be important to you. You should read carefully the entire document, including the annexes to this proxy statement.

Q.	Why am I receiving this proxy statement?	A. The Company seeks stockholder approval of the Reverse Stock Split Proposal and the Nasdaq Compliance Proposal and will be holding the Special Meeting to vote on such proposals. The Board is soliciting proxies of stockholders to be voted at such meeting on these two proposals and, if necessary, the Adjournment Proposal.

Q.	What is being voted on?	A. You are being asked to vote on three proposals:

●	a proposal to amend our Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split (the “Reverse Stock Split”) of our outstanding common stock by a ratio of not less than one-for-thirty and not more than one-for-seventy, with the exact number to be set at a whole number within this range to be determined by our Board, in consultation with the Company’s investment banking advisors, in its sole discretion and to authorize our management to implement the reverse stock split by filing an amendment to our Charter — the Company refers to this proposal as the “Reverse Stock Split Proposal”;

●	a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of shares of common stock upon (a) conversion of our 2024 Notes and (c) exercise of our 2024 Note Warrants, in excess of the 19.99% outstanding share limitation contained in such securities — the Company refers to this proposal as the “Nasdaq Compliance Proposal”; and

●	a proposal to adjourn the Special Meeting to a later date or dates, if the Company determines that additional time is necessary to seek and obtain stockholder approval of the Reverse Stock Split Proposal or the Nasdaq Compliance Proposal — the Company refers to this proposal as the “Adjournment Proposal”.

Q.	Why is the Company proposing the Reverse Stock Split Proposal?	A. As of the record date, the Company had outstanding 151,854,265 shares of common stock. The Company believes it needs to materially increase the number of shares available for use in connection with equity-based financing transactions, potential strategic acquisitions and general operating initiatives. In addition, in order to comply with Nasdaq continued listing requirements, it is imperative that the Company maintain a minimum bid price for each share of its outstanding common stock of at least $1.00. Accordingly, the board determined it to be in the best interests of the Company and its stockholders to approve the Reverse Stock Split Proposal through which the number of shares of outstanding Common Stock will be reduced as further described herein while the current authorized capital stock remains at 200 million shares of common stock and 20 million shares of preferred stock.

Q.	Why is the Company proposing the Nasdaq Compliance Proposal?	A. In connection with recent sales of the 2024 Notes and 2024 Note Warrants in a private placement as extended (“2024 Debt Placement”) as further described herein, the Company is required to seek stockholder approval to allow full conversion and exercise of the securities sold or which may be sold in the 2024 Debt Placement into common stock as prescribed under the terms of such securities, which if fully sold, converted and exercised would result in the aggregate issuance of that number of shares of common stock that currently exceeds 19.99% of the outstanding common stock of the Company. The full conversion and exercise of such securities, if same should occur, would reduce the outstanding indebtedness of the Company (upon conversion of the some or all of the 2024 Notes) and generate additional capital for the Company (upon exercise of some of all of the 2024 Warrants). The board determined it to be in the best interests of the Company and its stockholders to approve the Nasdaq Compliance Proposal as described herein.

Q.	Why is the Company proposing the Adjournment Proposal?	A. The Company is proposing the Adjournment Proposal to provide flexibility to adjourn the Special Meeting to give the Company more time to seek stockholder approval of the Reverse Stock Split Proposal or Nasdaq Compliance Proposal if necessary. If the Adjournment Proposal is not approved, the Company will not have the ability to adjourn the Special Meeting to a later date for the purpose of soliciting additional proxies.

Q.	How do the Company’s executive officers, directors and affiliates intend to vote their shares?	A. All of the Company’s directors, executive officers, and their respective affiliates are expected to vote any shares of common stock over which they have voting control in favor of the Reverse Stock Split Proposal, Nasdaq Compliance Proposal, and Adjournment Proposal, if presented. On the record date, shares held by our directors, officers and founding stockholder represented approximately 14% of the Company’s issued and outstanding shares of common stock. The holdings of common stock of the Company’s directors, executive officers and their respective affiliates and certain holders of more than 5% of our outstanding common stock are described in the section of this proxy statement entitled “Beneficial Ownership of Securities”. Any transactions by such persons in the Company’s securities between the date stated in such section will be publicly disclosed by the appropriate filing(s) with the U.S. Securities and Exchange Commission (the “SEC”).

Q.	What vote is required to adopt each proposal?

A. Reverse Stock Split Proposal. Approval of the Reverse Stock Split Proposal will require the affirmative vote of at least a majority of the outstanding common stock of the Company.

Nasdaq Compliance Proposal. Approval of the Nasdaq Compliance Proposal will require the affirmative vote of at least a majority of the outstanding common stock of the Company.

Adjournment Proposal. Approval of the Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the Company’s shares of common stock represented in person (including virtually) or by proxy at the meeting and entitled to vote on such proposal.

Q.	How do I change my vote?	A. If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to the Company’s secretary prior to the date of the Special Meeting or by voting virtually by submitting a ballot at the Special Meeting live webcast. Attendance at the Special Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to the Company’s counsel, Graubard Miller, at 405 Lexington Avenue, 44th Floor, New York, New York 10174.

Q.	How are votes counted?

A. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. If a stockholder fails to vote shares by proxy or to vote virtually by submitting a ballot at the Special Meeting live webcast, such shares will not be counted towards the number of shares of common stock required to validly establish a quorum.

Because the approval of the Reverse Stock Split Proposal and Nasdaq Compliance Proposal requires the affirmative vote of at least a majority of our outstanding common stock, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Reverse Stock Split Proposal and Nasdaq Compliance Proposal.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?

A. If your shares are held by your broker as your nominee (that is, in “street name”), you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange applicable to member brokerage firms. These rules provide that for routine matters your broker has the discretion to vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Your broker, bank, or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank, or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

The Reverse Stock Split Proposal and the Nasdaq Compliance Proposal are each considered a non-routine proposal. Accordingly, your broker, bank, or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank, or nominee may vote your shares with respect to such proposal without receiving your instructions.

Q.	What is a quorum requirement?	A. A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of common stock on the record date are represented by stockholders present at the Special Meeting (including virtually) or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually by submitting a ballot at the Special Meeting live webcast. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Special Meeting may adjourn the Special Meeting to another date.

Q.	Who can vote at the Special Meeting?	A. Only holders of record of the Company’s shares of common stock at the close of business on October 3, 2024 are entitled to have their vote counted at the Special Meeting and any adjournments or postponements thereof. On the record date, 151,854,265 shares of common stock were outstanding and entitled to vote at the Special Meeting.

Stockholder of Record: Shares Registered in Your Name. If on the record date your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote virtually at the Special Meeting by submitting a ballot at the live webcast or you may vote by proxy. Whether or not you plan to attend the Special Meeting, the Company urges you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	How do I attend the Special Meeting?

A. The Special Meeting will be a virtual meeting. Any stockholder wishing to attend the Special Meeting must register in advance. To register for and attend the Special Meeting, please follow these instructions as applicable to the nature of your ownership of the Company’s shares of common stock:

Record Owners. If you are a record holder and you wish to attend the Special Meeting, go to https://www.cstproxy.com/luxurbanhotels/sm2024, enter the control number you received on your proxy card or notice of the meeting, and click on the “Click here to preregister for the online meeting” link at the top of the page. You will need to log back into the meeting site using your control number immediately prior to the start of the Special Meeting. You must register before the meeting starts.

Beneficial Owners. Beneficial owners who wish to attend the Special Meeting must obtain a legal proxy from the stockholder of record and e-mail a copy of their legal proxy to proxy@continentalstock.com. Beneficial owners should contact their bank, broker, or other nominee for instructions regarding obtaining a legal proxy. Beneficial owners who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial owners should contact Continental Stock Transfer & Trust Company at proxy@continentalstock.com on or before 5:00 p.m. Eastern Time on November 8, 2024.

Q.	Does the board recommend voting for the approval of the proposals?	A. Yes. After careful consideration of the terms and conditions of the proposals, the Board of the Company has determined that the Reverse Stock Split Proposal, Nasdaq Compliance Proposal, and Adjournment Proposal are fair to and in the best interests of the Company and its stockholders. The Board recommends that the Company’s stockholders vote “FOR” the Reverse Stock Split Proposal, “FOR” the Nasdaq Compliance Proposal, and “FOR” the Adjournment Proposal, if presented.

Q.	What interests do the Company’s directors and officers have in the approval of proposals?	A. The Company’s directors, officers and their affiliates have interests in the Reverse Stock Split Proposal and Nasdaq Compliance Proposal that may be different from, or in addition to, your interests as a stockholder. See the section entitled “The Special Meeting — Interests of the Company’s Directors and Officers.”

Q.	What if I object to the proposals? Do I have appraisal rights?	A. Company stockholders do not have appraisal rights in connection with the proposals.

Q.	What do I need to do now?	A. The Company urges you to read carefully and consider the information contained in this proxy statement and to consider how the proposals will affect you as a Company stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?

A. If you are a holder of record of Company shares of common stock, you may vote virtually at the Special Meeting by submitting a ballot during the live webcast or by submitting a proxy for the Special Meeting. Whether or not you plan to attend the Special Meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the Special Meeting and vote virtually if you have already voted by proxy.

If your shares of common stock are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	What should I do if I receive more than one set of voting materials?	A. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Company shares.

Q.	Who is paying for this proxy solicitation?	A. The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.	Who can help answer my questions?	A. If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

LuxUrban Hotels Inc. 2125 Biscayne Blvd., Suite 253 Miami, Florida 33137 Attn: Michael James, CFO Telephone: (833) 723-7368

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

We believe it is important to communicate the Company’s expectations to the Company’s stockholders. However, there may be events in the future that the Company is not able to predict accurately or over which the Company has no control. The cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including, among other things, claims by third parties against the trust account, unanticipated delays in the distribution of the funds from the trust account and the Company’s ability to finance and consummate a business combination following the distribution of funds from the trust account, and the Company’s ability to enter into a definitive agreement with any prospective target and consummate a business combination. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

DESCRIPTION OF 2024 DEBT PLACEMENT

On August 13, 2024, the Company commenced an offering (the “2024 Debt Placement”) under the terms of a securities purchase agreement (the “August 2024 SPA”) pursuant to which it sought to sell senior secured convertible promissory notes (the “ 2024 Notes”), together with common stock purchase warrants (the “ 2024 Note Warrants”), in one or more closings on subscriptions received through August 30, 2024. On October 18, 2024, the Company determined to extend the 2024 Debt Placement through November 6, 2024 for the sale under a securities purchase agreement (the “October 2024 SPA” and, together with the August 2024 SPA, the “2024 SPA”) that is substantively identical to the August 2024 SPA as modified by the Modification (as defined) of up to an additional $5 million principal amount of 2024 Notes and 2024 Note Warrants. The Company is obligated to use the net cash proceeds from the 2024 Debt Placement for working capital and other general corporate purposes as prescribed by the 2024 SPA. Among these corporate purposes is the continued advancement of “Lux 2.0,” the Company’s previously announced series of initiatives focused on identifying and curing various financial and operational issues, and to create a platform that can deliver long-term stockholder value.

Through the date of this proxy statement, the 2024 Debt Placement has generated aggregate gross cash proceeds of $4.1 million, resulting in net proceeds to the Company of $3.8 million after payment of placement agent fees. Under the terms of the 2024 Debt Placement, certain equity investors and holders of promissory notes evidencing existing borrowed money obligations of the Company were entitled to convert such equity and debt into the offering. As a result of these conversions, the Company has issued an additional aggregate of $4.8 million principal amount of 2024 Notes and corresponding 2024 Note Warrants. To date, the purchasers in the 2024 Debt Offering were existing stockholders of the Company. Certain purchasers in the 2024 Debt Offering have the right to purchase up to an additional $875,000 of 2024 Notes and 2024 Notes Warrants through the end of the offering. As noted above, the Company may issue additional 2024 Notes and 2024 Note Warrants through November 6, 2024 to existing or new investors under the October 2024 SPA. In connection with the extension of the 2024 Debt Offering and cure of any defaults under outstanding 2024 Notes (the “Modification”), the conversion and exercise prices were lowered to the prices noted herein.

The 2024 Notes bear interest at 18%, are secured by substantially all of the assets of the Company under the terms of a guarantee and security agreement dated as of August 13, 2024 (“2024 Security Agreement”), and are being sold to certain accredited investors in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Under the Modification, the interest rate on the outstanding 2024 Notes was reset to 22% for the period between August 15, 2024 and September 25, 2024, as of a result of the late filing of the Company’s quarterly report on Form 10-Q for the six months ended June 30, 2024. The interest rate returned to 18% as of September 26, 2024, the date such 10-Q was filed. Additionally, the principal amount under the outstanding 2024 Notes of $8.9 million was increased automatically under the terms of the 2024 Notes, to $9.79 million. If existing investors exercise the right to purchase an additional $875,000 principal amount of 2024 Notes, and we fully sell the additional $5 million principal amount of 2024 Notes in the offering as extended through November 6, 2024, we would have outstanding $14.82 million principal amount of 2024 Notes. There can be no assurance we will sell any or all additional 2024 Notes. The principal of the 2024 Notes shall be repaid in twenty-four (24) equal monthly installments commencing on August 13, 2025 and continuing on the same day of each month thereafter until the principal amount is paid in full, with all principal and interest due thereon to be paid on or prior to August 13, 2027, unless the 2024 Notes are previously converted into common stock or preferred stock as described below. The 2024 Notes are senior debt of the Company, and subject to the terms and conditions of the 2024 Notes, the Company shall not issue any debt senior to the 2024 Notes while any 2024 Notes remain outstanding without the consent of a majority of the then outstanding principal amount of the 2024 Notes.

The 2024 Note Warrants have a five-year term from the date of the initial closing of the 2024 Debt Placement and shall become exercisable commencing on the date of the earliest to occur of (a) stockholder approval of the Reverse Stock Split (and implementation thereof) and the Nasdaq Compliance Proposal. both of which are to be considered and voted upon at the Special Meeting to which this proxy statement relates and (b) the 91st day after the initial closing of the 2024 Debt Placement. As modified by the Modification, the 2024 Note Warrants shall entitle the purchaser to purchase up to that number of shares of common stock determined by dividing the principal amount of the 2024 Note purchased by the purchaser by $0.060 (subject to adjustment). The per-share exercise price of the 2024 Note Warrants is initially $0.060; provided, that in the event the VWAP of the common stock for the three trading days immediately following the date the Reverse Stock Split is implemented is lower than the then-current split-adjusted exercise price, the exercise price shall be reset to such three-day VWAP; provided, that such exercise price (the “VWAP Adjusted Exercise Price”) shall not be less than $0.05 (as adjusted for the Reverse Stock Split). For example, if a 1-for-70 split is effected, the per-share exercise price shall not be adjusted to less than $3.50.

From time to time, on and after the earlier of (a) both the completion of the Reverse Stock Split and stockholder approval of the Nasdaq Compliance Proposal and (b) the 91st day after the initial Closing of the 2024 Debt Placement, the holders of the 2024 Notes have the right to convert, in whole or in part, principal and interest thereunder into shares of common stock. Under the Modification, the per-share conversion price sis initially $0.060; provided, that in the event the VWAP of the common stock for the three trading days immediately following the date the Reverse Stock Split is implemented is lower than the then-current split-adjusted conversion price, the conversion price shall be reset to such three-day VWAP; provided, that such conversion price (the “VWAP Adjusted Conversion Price”) shall not be less than $0.05 (as adjusted for the Reverse Stock Split). For example, if a 1-for-70 split is effected, the per-share conversion price shall not be adjusted to less than $3.50.

Under the terms of the 2024 SPA, the Company is obligated to file a preliminary proxy statement for purposes of calling the Special Meeting to consider the Reverse Stock Split Proposal and Nasdaq Compliance Proposal. The Company is obligated to use commercially reasonable efforts to respond to any SEC comments to such preliminary proxy statement as filed and clear same with the SEC and then promptly file a definitive proxy statement and mail same to stockholders and hold such Special Meeting as soon as practicable.

Under the Modification, the Company is obligated to file with the SEC a registration statement on Form S-3 or Form S-1 (or, if Form S-3 or Form S-1 is not available, on another appropriate form) covering the resale of the shares of Common Stock underlying the 2024 Notes and 2024 Note Warrants (the “Registrable Securities”) as soon as practicable following the implementation of the Reverse Stock Split, but in no event later than thirty (30) days thereafter. The Company shall use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon as practicable following the filing, but in no event later than ninety (90) days after the filing date.

From the date hereof until the date that is the later of (a) the date on which no 2024 Notes are outstanding and (b) the 18-month anniversary of the initial closing of the 2024 Debt Placement, upon any issuance by the Company or any of its subsidiaries of (1) common stock or common stock equivalents, (2) indebtedness or (3) a combination of units thereof, in each case for cash and not as part of any ordinary course of business operations or as part of any underwritten public offering or other exempt issuance (a “Subsequent Private Financing”), each purchaser in the 2024 Debt Placement shall have the right to participate in such Subsequent Private Financing in an amount up to an amount equal to the principal of the 2024 Notes purchased by such purchaser in the 2024 Debt Placement or if the amount of the Subsequent Private Financing is less than the aggregate principal amounts of all 2024 Notes purchased in the 2024 Debt Placement by all purchasers, such purchaser’s pro rata portion based on such purchaser’s principal amount of the 2024 Notes originally purchased in the 2024 Debt Placement as compared to the principal amount of all 2024 Notes purchased in the 2024 Debt Placement by all purchasers, on the same terms, conditions and price provided for in the Subsequent Private Financing.

The issuance of the 2024 Notes and 2024 Note Warrants were not registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The foregoing summary description of the terms of the 2024 Debt Placement, the 2024 Notes, the 2024 Note Warrants, the 2024 Security Agreement, the Modification, and other agreements is qualified in its entirety by reference to the definitive transaction documents, which were filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2024, as amended on October 21, 2024 and incorporated therein by reference. The Company will report the final principal amount of 2024 Notes and number of 2024 Note Warrants sold in all closings of the 2024 Debt Placement upon conclusion of the 2024 Debt Placement by amendment to this Current Report on Form 8-K.

THE REVERSE STOCK SPLIT PROPOSAL

On September 5, 2024, the board of directors of the Company (the “Board”) unanimously adopted and declared the advisability of an amendment to the Charter to effect a reverse stock split (the “Reverse Stock Split”) of Company’s issued common stock at a ratio ranging from any whole number between 1-for-30 and 1-for-70, with the exact ratio within such range to be determined by the Board in its discretion, subject to the Board’s authority to abandon such amendment (the “Reverse Stock Split Proposal”). The Board recommended to stockholders the adoption of this amendment and directed that this amendment be submitted to the Company’s stockholders for approval at the Special Meeting.

The form of the certificate of amendment to the Charter for the reverse stock split (the “Reverse Stock Split Charter Amendment”) is attached as Annex A to this Proxy Statement. If approved and adopted by the stockholders, the amendment to the Charter will become effective upon the filing of the Reverse Stock Split Charter Amendment with the Delaware Secretary of State.

General

By approving this proposal, stockholders will be deemed to have adopted and approved an amendment to our Charter pursuant to which a whole number of issued and outstanding shares of our common stock between 30 and 70, inclusive, would be combined into one share of common stock. Upon receiving stockholder approval, the Board will have the authority, but not the obligation, in its sole discretion, to elect, without further action on the part of the stockholders, whether to effect the Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from within the approved range described above. The Reverse Stock Split Charter Amendment setting forth the ratio approved by the Board will be filed with the Secretary of State of the State of Delaware. The Company may effect only one reverse stock split in connection with this proposal. The Board may also elect not to effect any Reverse Stock Split.

The Board’s decision as to whether and when to effect the Reverse Stock Split and the ratio thereof will be based on a number of factors, including market conditions, the historical, then-existing, and expected trading price of our common stock, the anticipated impact of the Reverse Stock Split on the trading price of our common stock and on the number of holders of our common stock, and the continued listing requirements of Nasdaq, as well as on the advice of the Company’s investment banking advisors. Although our stockholders may approve the Reverse Stock Split, we will not effect the Reverse Stock Split if the Board does not deem it to be in the best interests of the Company and its stockholders.

The Reverse Stock Split will be realized simultaneously for all issued shares of our common stock. The Reverse Stock Split will affect all holders of common stock uniformly and no stockholder’s interest in the Company will be diluted as each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares of common stock as described below.

The Reverse Stock Split Charter Amendment will not reduce the number of authorized shares of our common stock (which will remain at 200,000,000 immediately following the Reverse Stock Split) or preferred stock (which will remain at 20,000,000 immediately following the Reverse Stock Split) and will not change the par value of the common stock (which will remain at $0.00001 per share of common stock immediately following the Reverse Stock Split).

Because the Reverse Stock Split will decrease the number of issued shares of common stock by a ratio in the range of 1-for-30 to 1-for-70 but will not decrease to the number of shares of common stock that the Company will be authorized to issue, the Reverse Stock Split Charter Amendment would result in a proportionate increase in the number of authorized and unissued shares of common stock available for future issuance by the Company. For more information on the proportionate increase in the number of authorized shares of common stock, see “Principal Effects of the Reverse Stock Split—Proportionate Increase in Number of Authorized Shares of Common Stock for Issuance” below.

Purpose and Background of the Reverse Stock Split

The Board believes the Reverse Stock Split is in our stockholders’ best interests for the following reasons:

●	The Board believes that effecting the Reverse Stock Split would be the most effective means of regaining compliance with the Minimum Bid Price Requirement (as defined below) for continued listing of our common stock on the Nasdaq Capital Market;

●	The Board believes that continued listing on the Nasdaq Capital Market provides overall credibility to an investment in our stock, given the stringent listing and disclosure requirements of Nasdaq listing exchanges;

●	The Board believes that effecting the Reverse Stock Split could support the Company’s present capital needs, including by providing sufficient shares to cover the shares underlying the 2024 Notes (as described below) and the 2024 Note Warrants, and providing required authorized capital for future financing activities;

●	The Board believes that a higher stock price, which may be achieved through a Reverse Stock Split, could help generate investor interest in the Company and help attract, retain, and motivate employees; and

●	The Board believes that some potential employees are less likely to work for the Company if we have a low stock price or are no longer listed on the Nasdaq Capital Market, irrespective of the size of our overall market capitalization.

Nasdaq Requirements for Continued Listing

On June 11, 2024, we received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that, for the prior 30 consecutive business days (through June 10, 2024), the closing bid price of our company’s common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Price Requirement”). The notification letter stated that the Company would be afforded 180 calendar days (until December 9, 2024) to regain compliance. In order to regain compliance, the closing bid price of the Company’s common stock must be at least $1 for a minimum of ten consecutive business days. The notification letter also stated that, in the event the Company does not regain compliance within the initial 180-day period, the Company may be eligible for an additional 180-day period. If the Company is not eligible for the additional 180-day period, or if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, the Nasdaq Listing Qualifications Department will provide notice after the end of the initial 180-day period that the Company’s securities will be subject to delisting.

On June 28, 2024, we received a notice from Nasdaq stating that, for the prior 30 consecutive business days (through June 27, 2024), the closing market value of listed securities (MVLS) of our common stock and 13.00% Series A Cumulative Redeemable Preferred Stock had been below the minimum of $35 million (“Listed Securities Value Minimum”) required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2). The notice stated that the Company would be afforded 180 calendar days (until December 26, 2024) to regain compliance. In order to regain compliance, the closing MVLS of the Company’s securities must be at least $35 million for a minimum of ten consecutive business days. If the Company does not regain compliance within the 180-day period, the securities will be subject to delisting.

On August 20, 2024, we received a written notice from Nasdaq indicating that the Company was not in compliance with Nasdaq’s continued listing standards because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the “Quarterly Report”). The Notice stated that under Nasdaq rules, the Company has 60 calendar days (or until Monday, October 21, 2024) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Quarterly Report’s original due date, which 180 day period would end on February 18, 2025, to regain compliance. The Company can regain compliance with Nasdaq’s continued listing standards at any time before such dates by filing the Quarterly Report with the SEC and any other subsequent reports that are required to be filed during the cure period.

On August 23, 2024, the Company received a determination letter from Nasdaq indicating that in light of the Company’s bid price deficiency under to Nasdaq Listing Rule 5550(a)(2), as previously disclosed by the Company in the Current Report on Form 8-K filed with the SEC on June 17, 2024, and Nasdaq’s determination that, as of August 22, 2024, the Company’s common stock had a closing bid price of $0.10 or less for ten consecutive trading days and therefore the Company is subject to the provisions contemplated under Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stocks Rule”), Nasdaq has determined to delist the Company’s securities from The Nasdaq Capital Market (the “Determination”), and that the Company may appeal the Determination to a Nasdaq hearings panel (“Hearing Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The Company requested an appeal and related hearing. During the interim prior to the determination by the hearing panel the Company’s securities shall continue to be listed on Nasdaq. The Company was required to provide Nasdaq’s Hearing Panel with a plan to regain compliance, which plan the Company submitted to Nasdaq on September 24, 2024. The hearing was held on October 15, 2024 and the panel hearing recommendations following the hearing are pending. We shall file a Current Report on Form 8-K describing the decision by the Nasdaq Hearing Panel once received.

As of October 28, 2024, the sale price of our common stock on Nasdaq was $0.0480 per share. A decrease in the number of issued shares of common stock resulting from the Reverse Stock Split should, absent other factors, cause the per share market price of our common stock to trade above the required price. However, we cannot provide any assurance that (i) we will regain compliance with the Minimum Bid Price Requirement, or other listing requirements, of the Nasdaq Capital Market or (ii) even if we do, that our minimum bid price would remain over the Minimum Bid Price Requirement of the Nasdaq Capital Market following the Reverse Stock Split. The Reverse Stock Split we believe would also allow our company to more readily raise additional equity capital, which would assist in the Company maintaining compliance with the Listed Securities Value Minimum requirements described above.

Increased Credibility as a result of continued listing on Nasdaq

The Board believes that continued listing on The Nasdaq Capital Market provides overall credibility to an investment in our stock, given the stringent listing and disclosure requirements of Nasdaq listing exchanges. If our common stock is delisted from the Nasdaq Capital Market, we cannot assure that our common stock would be listed on another national securities exchange, a national quotation service or the over-the-counter markets. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our securities, decrease securities analysts’ coverage of us or diminish investor, supplier and employee confidence.

Ability to Meet Present Capital Needs and Future Anticipated Growth

As discussed below under the caption “Principal Effects of the Reverse Stock Split—Proportionate Increase in Number of Authorized Shares of Common Stock for Issuance” the Reverse Stock Split will have the effect of increasing the number of shares of common stock that we are authorized to issue. The availability of additional shares of common stock may provide us with the flexibility to consider and respond to future business opportunities and needs as they arise, including public or private financings, subscription rights offerings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. The Reverse Stock Split may permit us to undertake certain of the foregoing actions without the delay and expense associated with holding a meeting of stockholders to obtain stockholder approval each time such an opportunity arises that would require the issuance of shares of common stock.

Regarding present capital needs, in August 2024 we commenced the 2024 Debt Placement of 2024 Notes and 2024 Note Warrants under the terms of the 2024 SPA as further described above under “Description of 2024 Debt Placement.” The 2024 SPA requires the Company to obtain stockholder approval of an amendment to the Charter to effect the reverse stock split described herein sufficient so that 100% of the maximum number of shares underlying the 2024 Notes and the 2024 Note Warrants outstanding or which may be sold in the 2024 Debt Offering are authorized and reserved to provide for the exercise of the rights then represented by the 2024 Notes and the 2024 Note Warrants. Thus, the Board also deemed a Reverse Stock Split to be advisable in order to provide the Company with the ability to consummate the conversion and exercise of all the 2024 Notes and 2024 Note Warrants, as applicable, and thereafter still have appropriate flexibility to, among other things, issue additional equity and equity-linked securities in the future for other general corporate purposes. For a description of the maximum number of shares of common stock underlying the 2024 Notes and 2024 Warrants, assuming sale of all securities offered under the 2024 Debt Offering, see below under “The Nasdaq Compliance Proposal.”

We do not intend to use the Reverse Stock Split as a part of or a first step in a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act. There is no plan or contemplated plan by us to take ourselves private at the date of this Proxy Statement.

Potential Increase in Investor Interest

Our Board also believes that the Reverse Stock Split and any resulting increase in the per share price of our common stock may enhance the acceptability and marketability of our common stock to the financial community and investing public, and thus could encourage increased investor interest and promote greater liquidity for our stockholders.

In the event that our common stock were to be delisted from The Nasdaq Capital Market, our common stock would likely trade in the over-the-counter (“OTC”) market. If our common stock were to trade on the OTC market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, investors may be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. A greater price per share of common stock could allow a broader range of institutions to invest in our common stock. For all of these reasons, the Board believes that the Reverse Stock Split may increase the marketability, trading volume, and liquidity of our common stock.

Reducing the number of issued shares of common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share trading price of our common stock. However, other factors, such as our financial results and financial outlook and investor perception of our future prospects, as well as general market and economic conditions, among many factors, may positively or negatively affect the trading price of our common stock. Therefore, even if the Reverse Stock Split is effected, the trading price of our common stock may not increase to a level we may have expected following the Reverse Stock Split or, if it does, the trading price of our common stock may decrease in the future. Additionally, the trading price per share of common stock after the Reverse Stock Split may not increase in proportion to the reduction in the number of shares of common stock issued before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Employee Retention

The Board believes that the Company’s employees and directors who are compensated in the form of our equity-based securities may be less incentivized and invested in the Company if we are no longer listed on the Nasdaq Capital Market. Accordingly, the Board believes that maintaining Nasdaq listing qualifications for our common stock, can help attract, retain, and motivate employees and members of our Board.

Board Discretion to Implement the Reverse Stock Split

The precise ratio of the proposed Reverse Stock Split shall be a whole number within the range of 1-for-30 and 1-for-70, determined in the sole discretion of our Board. By approving this proposal, stockholders will give our Board authority, but not the obligation, to effect the Reverse Stock Split and full discretion to approve the ratio at which shares of common stock will be automatically combined up to and including a ratio between 1-for-30 and 1-for-70.

Our Board believes that providing our Board with this grant of authority with respect to setting the reverse split ratio, rather than approval of a pre-determined reverse stock split ratio, will give our board of directors the flexibility to set the ratio in accordance with current market conditions and, therefore, allow our Board to act in the best interests of the Company and our stockholders.

In determining the ratio following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

●	the number of shares of common stock then outstanding, and the number of shares of our common stock issuable upon exercise of options and warrants then outstanding;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	prevailing general market and economic conditions;

●	any threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in our common stock; and

●	compliance with the Minimum Bid Price Requirement.

If the proposed Reverse Stock Split is effected, then the number of issued shares of our common stock would be reduced. Our Board has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Reverse Stock Split Charter Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders. Thus, the Board, at its discretion, may cause the filing of the Reverse Stock Split Charter Amendment (following stockholder approval) to effect the Reverse Stock Split or abandon the amendment and not effect the Reverse Stock Split if it determines that any such action is or is not in the best interests of our Company and stockholders.

Prior to filing the amendment to the Reverse Stock Split Charter Amendment, we must first notify Nasdaq of the anticipated record date of the Reverse Stock Split. We will also announce publicly the reverse split ratio selected by the Board.

Consequences of Not Obtaining Stockholder Approval of the Reverse Stock Split

If we do not obtain stockholder approval of the Reverse Stock Split and we are unable to satisfy the listing requirements for the Nasdaq Capital Market, we may be delisted from the exchange. In addition, if we need additional capital to fund operations and at such time do not have a sufficient number of authorized and unissued shares of common stock to raise such additional capital, our business would be materially and adversely affected. Finally, if we do not have a sufficient number of authorized and unissued shares of common stock to facilitate the conversion features of the 2024 Notes and exercise of the 2024 Note Warrants, such 2024 Notes may be declared in default, accelerating our payment obligations thereunder, and our business will be materially and adversely affected.

If stockholder approval for the Reverse Stock Split is not obtained, the number of shares of common stock that are issued will not change and the anticipated benefits of the Reverse Stock Split described above will not be achieved.

Principal Effects of the Reverse Stock Split

Issued Shares of Common Stock

If the Reverse Stock Split is approved and effected, each holder of our common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of common stock upon effectiveness of the Reverse Stock Split. For example, a stockholder holding 700,000 shares of common stock before the reverse stock split would instead hold 10,000 shares of common stock immediately after the reverse stock split if the ratio at which the Board determines the ratio to be 1-for-70. The Reverse Stock Split will be effected simultaneously for all issued shares of common stock and the Reverse Stock Split ratio will be the same for all issued shares of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders receiving fair value in cash of any fractional shares they would otherwise be entitled to as a result of the Reverse Stock Split. No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay round up to the nearest whole share. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Proportionate Increase in Number of Authorized Shares of Common Stock for Issuance

The Reverse Stock Split will not reduce the number of authorized shares or the par value of our capital stock, which will remain at 200,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share (collectively our “Capital Stock”). The number of shares of our outstanding Series A preferred stock will not be effected (but the number of shares of common stock issuable upon conversion thereof in the circumstances prescribed thereby will be reduced pro ratably). Similarly, the number of shares authorized for future grant under our 2022 Equity Incentive Plan will remain at 8,000,000 shares (although all restricted shares and options and other awards granted prior to the date of the Reverse Stock Split shall be reduced in accordance with the terms of the Reverse Stock Split exactly the same as other shares of our outstanding common stock.

Although the number of authorized shares of Capital Stock will not change as a result of the Reverse Stock Split, the number of shares of our common stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of common stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

If the proposed Reverse Stock Split amendments are approved, all or any of the authorized and unissued shares of common stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our Company and without first offering such shares to our stockholders. When and if additional shares of common stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share.

The Company regularly considers its capital requirements and may conduct equity offerings in the future. Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued shares of common stock, the future issuance of additional shares of common stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of common stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of common stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of common stock. If these factors were reflected in the price per share of common stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.

Certain Risks

After the effective time of the amendment to our Charter, each stockholder will own fewer shares of outstanding common stock as a result of the Reverse Stock Split.

A reverse stock split could result in a significant devaluation of our market capitalization and the trading price of our common stock.

We cannot assure you that the Reverse Stock Split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of issued shares of common stock or result in a permanent increase in the market price. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split and, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

The effect the Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. If the Reverse Stock Split is implemented and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares of common stock.

The reduced number of shares of common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

Although the Board believes that the decrease in the number of shares of common stock issued as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares issued after the reverse stock split.

Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized but unissued common stock at 200,000,000 after the Reverse Stock Split is to facilitate our ability to issue additional shares of common stock to execute our business plan, not to establish any barriers to a change of control or acquisition of the Company. Shares of common stock that are authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, subscription rights offerings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, the increase in the number of shares of common stock available for issuance could, under certain circumstances, be construed as having an anti-takeover effect.

Our Board did not propose this Reverse Stock Split in response to any effort known to the Board to accumulate common stock or to obtain control of our Company by means of a merger, tender offer or solicitation in opposition to management. In addition, this proposal is not part of any plan by management to recommend a series of similar amendments to our stockholders. Finally, except as described in this Proxy Statement, our Board does not currently contemplate recommending the adoption of any other amendments to our Charter that could be construed as affecting the ability of third parties to take over or change the control of our Company.

In addition, the issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share of common stock and the book or market value of our outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common stock are not entitled to preemptive rights or other protections against dilution.

Effect on Beneficial Stockholders

If you hold shares of common stock in “street name” through an intermediary, we will treat your common stock in the same manner as stockholders whose shares of common stock are registered in their own names. Intermediaries will be instructed to effect the Reverse Stock Split for their customers holding common stock in street name; however, these intermediaries may have different procedures for processing a reverse stock split. If you hold shares of common stock in street name, we encourage you to contact your intermediaries.

Registered “Book-Entry” Holders of Common Stock

If you hold shares of common stock electronically in book-entry form with our transfer agent, you do not currently have and will not be issued stock certificates evidencing your ownership after the reverse stock split, and you do not need to take action to receive post-reverse stock split shares. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to you indicating the number of shares of common stock held following the reverse stock split.

Effect on Registered Stockholders Holding Certificates

As soon as practicable after the Reverse Stock Split, our transfer agent will mail transmittal letters to each stockholder holding shares of common stock in certificated form. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his or her Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and to represent only the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled plus the right to receive in cash the fair value the holder may be entitled to for fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

Procedure for Effecting the Reverse Stock Split

If our stockholders adopt and approve this proposal, and the Board elects to effect the Reverse Stock Split, we plan to effect the Reverse Stock Split by filing the Reverse Stock Split Charter Amendment with the Delaware Secretary of State. The Reverse Stock Split will become effective, and the combination of, and reduction in, the number of our issued shares of common stock as a result of the Reverse Stock Split will occur automatically, at the time of the filing of the Reverse Stock Split Charter Amendment (referred to as the “effective time”), without any action on the part of our stockholders and without regard to the date that stock certificates representing any certificated shares of common stock prior to the Reverse Stock Split are physically surrendered for new stock certificates. Beginning at the effective time, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Stock Split Charter Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders to proceed with the Reverse Stock Split. By voting in favor of the Reverse Stock Split, you are also expressly authorizing the Board to delay or abandon the Reverse Stock split.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until they receive a letter of transmittal from our transfer agent.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split to our stockholders. This summary does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders that received common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging or conversion transaction for United States federal income tax purposes. This summary also assumes that you are a United States holder (defined below) who has held, and will hold, shares of common stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the Reverse Stock Split (whether or not such transactions are in connection with the Reverse Stock Split), including, without limitation, the exercise of options or rights to purchase common stock in anticipation of the Reverse Stock Split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the Reverse Stock Split. As used herein, the term United States holder means a stockholder that is, for United States federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the Reverse Stock Split.

For United States federal income tax purposes, a United States holder generally should not recognize gain or loss upon such stockholder’s exchange of pre-Reverse Stock Split shares of common stock for post-Reverse Stock Split shares of common stock pursuant to the Reverse Stock Split. The aggregate tax basis of the post-Reverse Stock Split shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Stock Split shares exchanged therefor. The stockholder’s holding period for the post-Reverse Stock Split shares will include the period during which the stockholder held the pre-Reverse Stock Split shares surrendered in the Reverse Stock Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Accounting Matters

The par value of the common stock will remain unchanged at $0.00001 per share of common stock after the Reverse Stock Split. As a result, our stated capital, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of common stock issued and outstanding, will be reduced proportionately at the effective time of the Reverse Stock Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Stock Split because there will be fewer shares of common stock outstanding.

Board Recommendation

The Board recommends that stockholders vote “FOR” the approval of the Reverse Stock Split Proposal.

THE NASDAQ COMPLIANCE PROPOSAL

At the Special Meeting, our stockholders will be asked to approve the issuance from time to time of up to (a) an aggregate of up to 247,031,433 (on a pre-Reverse Stock Split basis) shares of our common stock upon full conversion of up to $14.82 million principal amount of the 2024 Notes (assuming sale of all of the 2024 Notes in the August 2024 Debt Offering as extended through November 6, 2024), which would increase to 296,437,720 shares if the VWAP Conversion Price is triggered, and (b) an aggregate of 247,031,433 (on a pre-Reverse Stock Split basis) shares of our common stock upon full exercise of the 2024 Note Warrants (assuming sale of all of the 2024 Note Warrants in the August 2024 Debt Offering as extended through November 6, 2024), which would increase to 296,437,720 shares if the VWAP Exercise Price is triggered, as required by and in accordance with Nasdaq Listing Rule 5635(d) and any resulting change of control as required under Nasdaq Listing Rule 5635(b). The holders of the currently outstanding 2024 Notes and 2024 Notes Warrants are and were prior to the 2024 Debt Offering stockholders of the Company, including the three largest stockholders of the Company.

Reasons We Undertook the 2024 Debt Placement

We believe that the 2024 Debt Placement was necessary in light of the Company’s cash requirements at the time. The proceeds that we received from such financing allowed the Company to pay immediately due obligations and continue operations. The Company continues to have material legacy obligations that will need to be serviced over time. We believe that the terms of the 2024 Debt Placement were reasonable in light of market conditions and other available financing alternatives.

Reasons for the Stockholder Approval

Our common stock is currently listed on the Nasdaq Capital Market, and as a result, we are subject to the Nasdaq Listing Rules. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the 2024 SPA, we are seeking stockholder approval of the Nasdaq Compliance Proposal.

Nasdaq Listing Rule 5635(b) requires stockholder approval for any issuance of securities that will result in a change of control, which Nasdaq generally defines as when one investor or group of investors owns, or has the right to acquire, 20% of more of a company’s outstanding common stock or voting power when a company does not have a 20% or greater stockholder before such offering. As a result of the coverability and exercisability into shares of our common stock of the 2024 Notes and the 2024 Warrants, it is possible one or more of the purchasers in the 2024 Debt Placement could come to own in excess of 20% of our outstanding common stock. As of the date of this proxy statement, our founder and former chairman of the board and chief executive officer, Brian L. Ferdinand, and entities affiliated with him beneficially own in the aggregate approximately 7.88% of our outstanding common stock. Assuming full conversion of the 2024 Notes and exercise of the 2024 Note Warrants owned by his affiliated entities, based on our currently outstanding shares of common stock and giving effect to the issuances of common stock upon such conversions and exercises, he and his affiliated entitles would beneficially own approximately 16.1% of our outstanding common stock immediately following such issuances. Similarly, As of the date of this proxy statement, Greenle Partners LLC Series Alpha P.S. and affiliate (together “Greenle”), currently our largest stockholder, beneficially own in the aggregate approximately 8.5% of our outstanding common stock. Assuming full conversion of the 2024 Notes and exercise of the 2024 Note Warrants owned by Greenle, based on our currently outstanding shares of common stock and giving effect to the issuances of common stock upon such conversions and exercises, Greenle would beneficially own approximately 12.3% of our outstanding common stock immediately following such issuances. Further, a of the date of this proxy statement, Goudy Park Capital (together “Goudy”), currently our second largest independent stockholder, beneficially owns in the aggregate approximately 8.31% of our outstanding common stock. Assuming full conversion of the 2024 Notes and exercise of the 2024 Note Warrants owned by Goudy, based on our currently outstanding shares of common stock and giving effect to the issuances of common stock upon such conversions and exercises, Goudy would beneficially own approximately 17.7% of our outstanding common stock immediately following such issuances. The foregoing holders have other rights and protections that could ultimately cause their ownership to exceed 20% of our outstanding stock.

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) in an amount equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price.” The Minimum Price is defined as the lower of (i) the closing price of the common stock immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

The 2024 Debt Placement did not constitute a public offering under the Nasdaq Listing Rules. On August 12, 2024, the last trading day prior to the entry into the 2024 SPA, the closing price of our common stock was $0.0790 and the average closing price of our common stock for the five trading days immediately preceding such date was $0.940. Immediately prior to entering into the 2024 SPA, we had 132,000,000 outstanding shares of common stock. As described above, as a result of the 2024 Debt Placement, the shares issuable under the 2024 Notes (and any shares of and the 2024 Note Warrants, assuming sale of all securities offered in the 2024 Debt Placement and trigger of the VWAP Conversion Price and VWAP Exercise Price), in the aggregate would be approximately 592,875,440, constituting approximately 449% of our then outstanding common stock. For illustration purposes, if we implement a 1-for-70 Reverse Stock Split, the aggregate number of shares issuable upon full conversion of the 2024 Notes and exercise of the 2024 Warrants in accordance with the foregoing would be 8,469,649 shares of common stock.

Accordingly, we are seeking stockholder approval under Nasdaq Listing Rules 5635(b) and 5635(d) for the sale, issuance or potential issuance by us in excess of 20% of the shares of our Common Stock outstanding immediately prior to the execution of the 2024 SPA as a result of future conversion and exercises of the 2024 Notes and the 2024 Note Warrants.

Consequences of Not Approving this Proposal

The Board is not seeking the approval of our stockholders to authorize our entry into the 2024 SPA or the issuance of the 2024 Notes or the 2024 Note Warrants or the transactions prescribed thereby. The failure of our stockholders to approve this proposal will mean that we will not be able to issue shares of common stock in accordance with the terms of such securities, and, under the terms of the 2024 Notes, our inability to issue and deliver such shares would constitute an event of default under the 2024 Notes, which in turn would provide the holders thereof with the right to accelerate the payment obligations under such notes, and, in any event of our inability or failure to pay same, to proceed against the assets of our company. Pursuant to the terms of the 2024 SPA, we agreed to hold a meeting of stockholders and take such action as necessary in order to obtain stockholder approval in accordance with Nasdaq Listing Rule 5635 to seek approval from our stockholders to issue an aggregate number of shares of common stock in excess of the Nasdaq 19.99% limit. Additionally, failure to obtain such approval may discourage future investors from engaging in future financings with us. If these consequences occur, we may have difficulty finding alternative sources of capital to fund our operations in the future on terms favorable to us or at all. We can provide no assurance that we would be successful in raising funds or that such funds could be raised at prices that would not create substantial dilution for our existing stockholders.

Potential Adverse Effects of Approving this Proposal

If approved, this proposal will provide for the issuance of up to an aggregate of up to 296,437,720 shares of common stock upon conversion of the 2024 Notes and an aggregate of up to 296,437,720 shares of common stock up on exercise of the 2024 Note Warrants. In the aggregate, upon full conversion of the 2024 Notes and exercise of the 2024 Warrants, we would issue in the aggregate up to approximately 592,875,440 shares. For illustration purposes, if we implement a 1-for-70 Reverse Stock Split, the aggregate number of shares issuable upon full conversion of the 2024 Notes and exercise of the 2024 Warrants in accordance with the foregoing would be 8,469,649 shares of common stock. The issuances of shares would dilute the percentage ownership interest of all stockholders, dilute the book value per share of the common stock, and increase the number of the Company’s outstanding shares, which could depress the market price of the common stock.

Board Recommendation

The Board recommends that stockholders vote “FOR” the approval of the Nasdaq Compliance Proposal.

THE ADJOURNMENT PROPOSAL

The Company is proposing the Adjournment Proposal to allow the Company to adjourn the Special Meeting to a later date or dates to give the Company more time to seek and obtain stockholder approval of Reverse Stock Split Proposal or Nasdaq Compliance Proposal for whatever reason.

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the Company may not be able to adjourn the Special Meeting to a later date or dates if necessary. In such event, the Extension may not be effectuated.

Board Recommendation

The Board recommends that stockholders vote “FOR” the approval of the Adjournment Proposal.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table presents the number of shares and percentage of the Company’s shares of common stock owned as of the record date by:

●	each person known by us to be the beneficial owner of more than 5% of the Company’s issued and outstanding shares of common stock;

●	each of the Company’s officers and directors; and

●	all the Company’s officers and directors as a group.

The following table is based on 151,854,265 shares of common stock outstanding as of the record date, October 3, 2024. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all of the Company’s shares of common stock beneficially owned by them.

Name(1)	Shares of Common Stock Owned(2)	Percentage Ownership
Robert Arigo, Chief Executive Officer(3)	593,137	*	%
Michael James, Chief Financial Officer(4)	405,774	*	%
Brandon Elster, Chief Development Officer(5)	176,130	*	%
Elan Blutinger, Nonexecutive Chairman and Director	3,343,340	2.44%
Leonard Toboroff, Director(6)	1,518,269	1.11%
Aimee J. Nelson, Director	380,594	*	%
Jeffrey Webb, Director	380,634	*	%
Patrick McNamee, Director	1,893,627	1.38%
Kim Schaefer, Director	341,793	*	%
Alexander Lombardo, Director	322,266	*	%
Brian Ferdinand, Consultant(7)	12,558,372	9.18%
Greenle Partners LLC Series Alpha P.S. and affiliate(8)	14,200,000	9.78%
Goudy Park Capital LP(9)	12,487,386	9.12%
All executive officers and directors (and nominees) as a group(10)	9,554,230	6.98%

*	Represents less than 1.0% of class.

(1)	Unless otherwise stated below, the business address of each holder is c/o LuxUrban Hotels Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(2)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes shares over which such stockholder has voting or dispositive power, including any shares that such stockholder has the right to acquire within 60 days of the date hereof.
(3)	Does not include (i) 250,000 shares of restricted common stock issued to him under his employment agreement with our company, which vest in four equal annual installments commencing March 1, 2025, nor (ii) 500,000 restricted shares issued to him in connection with the terms of the Restricted Stock Agreement between Mr. Arigo and our company, dated June 10, 2024, which vest in three equal installments on each of the three consecutive anniversary dates immediately following the date of grant.

(4)	Does not include (i) 100,000 shares of restricted common stock issued to him pursuant to the terms of his original employment agreement with our company, dated March 1, 2024 or (ii) (a) 1,005,000 shares of restricted common stock that vest in three annual installments and (b) 167,000 shares of restricted common stock, that vest upon attainment of defined operating metrics, the terms of which are described in his employment agreement with our company dated June 4, 2024.
(5)	Includes (i) 51,666 shares underlying currently vested options and (ii) 94,399 shares owned by him. Does not include (a) 100,000 restricted shares issued to him under his employment agreement with our company, which vest in four equal annual installments commencing March 15, 2025 and (b) 103,333 shares underlying unvested options.
(6)	Includes 23,611 shares of common stock issuable upon exercise of warrants granted to Mr. Toboroff which are exercisable by Mr. Toboroff within 60 days.
(7)	Includes (i) 2,354,917 shares of common stock owned by THA Holdings LLC (“THA Holdings”), an entity controlled by Mr. Ferdinand, (ii) 360,000 shares of common stock issuable upon exercise of certain warrants owned by THA Family II Limited Liability Company (“THA Family II”), an entity owned by Mr. Ferdinand’s spouse and controlled by Mr. Ferdinand as the managing member, (iii) 5,882,352 shares of common stock owned by Mr. Ferdinand, and (iv) shares issuable upon exercise of 2,088,247 warrants (the “THA Warrants”) held by THA Holdings LLC. Does not include shares issuable upon exercise of additional THA Warrants as such warrants contain unwaivable provisions prohibiting the exercise thereof if such exercise would result in Mr. Ferdinand and his affiliates beneficially owning in excess of 9.99% of the number of shares of the Company common stock outstanding immediately after giving effect to the issuance of such shares. The business address of THA Holdings, THA Family II and Mr. Ferdinand is 18555 Collins Ave, #1505, Sunny Isles, Florida 33160.
(8)	Information based on the Form 13G/A filed jointly with the SEC on February 14, 2024 by Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) and Alan Uryniak. Mr. Uryniak is the manager of Greenle Alpha and Greenle Partners LLC Series Beta P.S. (“Greenle Beta”). Does not include: (i) 185,000 shares of common stock underlying warrants (the “Alpha Warrants”) issued by the Issuer to Greenle Alpha, which warrants prohibit the exercise of such warrants if the holder or its affiliates would beneficially own more than 4.99% of the number of shares of the Issuer’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon the exercise of such warrants (the “4.99% Beneficial Ownership Limitation”), (ii) 2,109,299 shares of common stock underlying additional warrants and rights to receive Issuer common stock (collectively, “Other Convertible Securities”) held by Greenle Alpha, which such Other Convertible Securities prohibit the exercise of such securities, as applicable, if the holder or its affiliates would beneficially own more than 9.99% of the number of shares of the Issuer’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such exercise (the “9.99% Beneficial Ownership Limitation”) and (iii) 5,425,700 shares of common stock underlying rights to receive Issuer common stock held by Greenle Alpha that are issuable upon ten days prior written notice from Greenle Alpha to the Issuer and subject to the 9.99% Beneficial Ownership Limitation. Includes 588,031 shares of common stock underlying the Other Convertible Securities held by Greenle Alpha that are subject to the 9.99% Beneficial Ownership Limitation.
(9)	Information based on the Form 13-D filed jointly with the SEC by the holder on February 21, 2024 by Goudy Park Capital LP, Goudy Park Management, LLC and James W. DeYoung Jr.. Goudy Park Management, LLC is an Exempt Reporting Adviser with the SEC. Goudy Park Management, LLC, which serves as the general partner to Goudy Park Capital, LP (the “Fund”) and other private funds (collectively, the “Funds”) may be deemed to be the beneficial owner of all shares of Common Stock held by the Funds. Mr. James W. DeYoung Jr., as Managing Member of Goudy Park Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of Common Stock held by the Funds. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, Goudy Park Management, LLC and Mr. DeYoung Jr. expressly disclaim beneficial ownership over any of the securities reported in this statement, and the filing of this statement shall not be construed as an admission that Goudy Park Management, LLC or Mr. DeYoung Jr. are the beneficial owner of any of the securities reported herein.
(10)	Represents all shares indicated as included in the beneficial ownership table above. Excludes all shares indicated as not included in footnotes (3) through (10) above.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be properly submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 14a-8”) for presentation at our annual meeting in 2025 and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices by June 30, 2025. All proposals must contain the information specified in, and otherwise comply with, our Bylaws. Proposals should be sent via registered, certified or express mail to: 2125 Biscayne Blvd, Suite 253, Miami, FL 33137, Attention: Robert Arigo. For more information regarding stockholder proposals, see “Stockholder Proposals and Nominations” below.

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the 2025 annual meeting by a stockholder, but not included in the Company’s proxy statement, the stockholder must give timely notice in writing not earlier than July 31, 2025, nor later than August 31, 2025, which is the time period that is not later than 60 days nor earlier than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. As to each matter, the notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the annual meeting.

The Company’s Bylaws provide that a stockholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2025 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Directors by mailing written notice to the Secretary of the Company not earlier than July 31, 2025, nor later than August 31, 2025, which is the time period that is not more than 90 days nor less than 60 days prior to date of the meeting; provided however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (“Rule 14a-19”) no later than October 31, 2025, unless the date of the 2025 annual meeting of stockholders has been changed by more than 30 days from the previous year’s annual meeting of stockholders.

In addition to our Bylaws, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act, and the rules and regulations thereunder. Our Bylaws do not affect any right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our Proxy Statement pursuant to Rule 14a-8 or Rule 14a-19 (or any successor provision).

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the Company’s proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or writing the Company at the Company’s principal executive offices at 2125 Biscayne Blvd., Suite 253, Miami, Florida 33137.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information electronically with the SEC as required by the Exchange Act. You may access information on the Company at the SEC website containing reports, proxy statements and other information at http://www.sec.gov. This proxy statement describes the material elements of exhibits and other information attached as annexes to this proxy statement. Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant document included as an annex to this proxy statement. You may obtain additional information, or additional copies of this proxy statement, at no cost, by contacting us at the following address or telephone number:

LuxUrban Hotels Inc.
2125 Biscayne Blvd., Suite 253
Dover, Delaware, 19901
Tel: (833) 723-7368

ANNEX A

PROPOSED FORM OF REVERSE STOCK SPLIT CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LUXURBAN HOTELS INC.

LuxUrban Hotels Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) and pursuant to the provisions of Section 242 of the DGCL, does hereby certify as follows:

FIRST: The name of the Corporation is LuxUrban Hotels Inc., and the date of filing of the Certificate of Formation (the “Existing Certificate”) of the Corporation with the Secretary of State of the State of Delaware was October 24, 2017 (with its certificate of conversion changing it from a limited liability company to a corporation filed with the Secretary of State of Delaware on January 4, 2022).

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Section 242 of the DGCL, duly adopted and approved resolutions to amend the Existing Certificate.

THIRD: The Existing Certificate is hereby amended by restating in its entirety Article Fourth as follows

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 220,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each ________ (the “Reverse Split Factor”) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $.00001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Any fractional share that remains (determined in good faith by the transfer agent) after all shares held of record by a holder of the Common Stock have been combined consistent with the Reverse Split Factor shall be rounded up to a whole share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional interests as described above. The Board of Directors of the Corporation is expressly granted authority to issue shares of the Preferred Stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.”

FOURTH: This Certificate of Amendment to the Existing Certificate was duly approved and adopted, pursuant to the provisions of Section 242 of the DGCL, by unanimous written consent of the Board, and was duly approved and adopted by written consent of the holders of the requisite majority of the outstanding Common Stock of the Corporation in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of LuxUrban Hotels Inc. has been executed by the Chief Executive Officer of this Corporation on this __ day of ________, 2024.

Robert Arigo
Chief Executive Officer

A-1

FOR AGAINST ABSTAINFOR AGAINST ABSTAIN192581 LuxUrban Hotels nc.Proxy Card Rev2 FrontYOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.2024Vote by Internet - UICKEASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailLUXURBAN HOTELS INC. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLYYour Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on November 11, 2024.INTERNET – www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.Vote at the Meeting –If you plan to attend the virtual onlineSpecial Meeting, you will need your 12 digit control number to vote electronically at the Special Meeting. To attend the Special Meeting, visit: https://www.cstproxy.com/luxurbanhotels/sm2024MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PROXYFOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please markX THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.your voteslike thi Proposal 1 — Reverse Stock Split Proposal Amend our Amended and Restated Certificate ofIncorporation (the “Charter”) to effect a reversestock split of our outstanding common stock by a ratio of not less than one-for-thirty and not more than one-for-seventy, with the exact number to be set at a whole number within this range to be determined by our board of directors in its sole discretion and to authorize our board of directors to implement the reverse stock split by filing an amendmentto our Charter.Proposal 2 — Nasdaq Compliance Proposal Approve, for purposes of complying with NasdaqListing Rule 5635, the issuance of shares of ourcommon stock upon (a) conversion of our 2024 Notes (as defined in the proxy statement and (b) exercise of our outstanding 2024 NoteWarrants (as defined in the proxy statement), in excess of the 19.99% share limitation contained in such securities. Proposal 3 — Adjournment ProposalFORAGAINSTABSTAIN Approve the adjournment of the Special Meeting to a later date or dates, if the Company determines that additional time is necessary to obtain approval of the Reverse Stock Split Proposal or Nasdaq Compliance Proposal.PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN PROPOSAL 1, “FOR” THE PROPOSAL SET FORTH IN PROPOSAL 2, AND “FOR” THE PROPOSAL SET FORTH IN PROPOSAL 3, IF SUCH PROPOSAL IS PRESENTED AT THE SPECIAL MEETING, AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. Note: Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney192581 LuxUrban Hotels Inc.Proxy Card Rev2 Back2024

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on November 12, 2024:This notice of meeting and the accompany proxy statement are available at https://www.cstproxy.com/luxurbanhotels/sm2024.FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDPROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSLUXURBAN HOTELS INC.2125 BISCAYNE BLVD, SUITE 253MIAMI, FLORIDA 33137The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of theNotice and Proxy Statement, dated October [__], 2024, in connection with the Special Meeting to be held at 12:00 p.m. Eastern Time on November 12, 2024 virtually, at https://www.cstproxy.com/luxurbanhotels/sm2024, and hereby appoints Robert Arigo the attorney and proxy of the undersigned, with power of substitution, to vote all shares of common stock of LuxUrban Hotels Inc. (the “Company”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying Proxy Statement.THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE REVERSE STOCK SPLIT PROPOSAL (PROPOSAL 1), “FOR” THE NASDAQ COMPLIANCE PROPOSAL (PROPOSAL 2) AND “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL 3), IF PRESENTED (Continued and to be marked, dated and signed on the other side)